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                                                                     EXHIBIT 4.3

                                "SMARTGATE, INC."
              2000 EMPLOYEE, DIRECTOR, CONSULTANT AND ADVISOR STOCK
                                COMPENSATION PLAN

1.      Purpose

        The purpose of this plan (the "Plan") is to secure for SmartGate, Inc. (the "Company") and its shareholders the benefits arising from capital stock ownership by employees, officers and directors of, and consultants or advisors to, the Company and its parent and subsidiary corporation who have contributed to the Company in the past and who are expected to contribute to the Company's future growth and success. Except where the context otherwise requires, the term "Company" shall include the parent and all present and future subsidiaries of the Company.

2.      Type of Stock or Option and Administration

        (a) Type of Stock or Option. The shares of the Common Stock issued for services rendered pursuant to the Plan shall be authorized by action of the Board of Directors of the Company (the "Board"), or a committee (the "Committee") designated by the Board of Directors.

        (b) Administration. The Plan will be administered by the Board, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. The Board may, to the full extent permitted by or consistent with applicable laws or regulations (including, without rotation, applicable state laws and Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), or any successor rate (Rule 16b-3"), delegate any or all of its powers under the Plan to a Committee appointed by the Board, and if the Committee is so appointed all references to the Board in this Plan shall mean and relate to such Committee. The Board may in its sole discretion authorize the issuance of Common Stock for services rendered ("Common Stock"). The Board shall have authority, subject to the express provision of the Plan, to construe the respective stock issuance agreements, and the Plan, to prescribe, amend and rescind rates and regulations relating to the Plan, to determine the terms and provisions of the prescribed stock issuance agreements, which need not be identical, and to make all other determinations in the judgement of the Bond necessary or desirable for the administration of the Plan. The Board may correct any defect or supply any emission or reconcile my inconsistency in the Plan or in any stock issuance agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No other director or person acting pursuant to authority delegated by the Board or the Committee shall be liable for any action or determination under the Plan made in good faith.

3.      Eligibility


        (a) General. Shares may be issued to persons who are, at the time of issuance, employees or officers and directors of, or consultants or advisors to, the Company; and Common Stock may be issued to consultants or advisors who have rendered or are rendering and are expected to continue to render consulting or advisory services, including professional advisory services, to the Company.

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        (b) Issuance of Stock to Officers and Directors. The selection of an officer or director as a recipient of stock, the timing of the stock issuance, and the number of shares subject to the issuance shall be determined either (i) by the Board, of which all members shall be "disinterested persons" (as hereinafter defined), or (ii) by two or more directors having full authority to act in the matter.

        (c) Issuance of Stock. Stock may only be issued to eligible persons for services (as defined in Section 3(a) above) (including incidental expenses incurred in connection with the rendering of services) to the Company.

4.      Stock Subject to Plan.

        Subject to adjustment as provided in Section 9 below, the maximum number of shares of Common Stock of the Company which may be issued and sold under the Plan is 1,500,000 shares.

5.      Forms of Stock Issuance Agreements.

        As a condition to the issuance of Stock under the Plan, each recipient of either stock shall execute either an employee, director or advisor compensation agreement or an option agreement in such form not inconsistent with the Plan as may be approved by the Board. Such agreements may differ among recipients.

6.      Effects of Stock Issuance.

        Shares of stock that are issued for services rendered pursuant to this Plan may not be canceled by the Company; provided that when the shares are issued, the recipient of the shares shall acknowledge having received full payment for the services previously rendered and shall waive any right to additional or different payment by the Company for such services.

7.      Additional Provisions.

        The Board may, in its sole discretion, include additional provisions in stock issuance agreements under the Plan, including without limitations restrictions on transfer, repurchase rights, commitments to pay cash bonuses, registration rights under the Securities Act of 1933, or such provisions as shall be determined by the Board; provided that such additional provisions shall not be inconsistent with any other term or condition of the Plan.

8.      General Restrictions.

        The shares issued pursuant to this Plan shall be subject to the requirements that if, at any time, counsel to the Company shall determined that the listing, registration or qualification of the shares, upon any securities exchange or under any state or federal law, or that the consent or approval of any government or regulatory body, or that the disclosure of non-public information or the satisfaction of my other condition is necessary as a condition of, or in connection with, the issuance of shares thereunder, such shares may not be issued, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable of the Board.

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9.      Adjustment Provisions for Recapitalization

        If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company or (ii) additional shares or new or different shares or other securities, of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may be made in the maximum number and kind of shares reserved for issuance under the Plan.

10.     Substitute Stock.

        The Company may issue stock under the Plan in substitution for stock held by employees and directors of or consultants or advisors to, another corporation who becomes employees of or consultant or advisors to the Company or a subsidiary of the Company, or as a result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. The Company may direct that substitute stock be issued on such terms and conditions as the Board considers appropriate in the circumstances.

11.     No Special Employment Rights.

        Nothing contained in the Plan or in any stock issuance shall confer upon any recipient any right with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the recipient.

12.     Amendment of the Plan.

        (a) The Board may at any time, and form time to time, modify or amend the Plan in any respect, except that if at any time the approval of the shareholders of the Company is required under the law or rule, the Board may not effect such modification or amendment without such approval.

        (b) The termination or any modification or amendment of the Plan shall not, without the consent of a recipient of stock, affect his or her rights under stock previously issued or granted to him or her. With the consent of the recipient or optionee affected, the Board may amend outstanding stock agreements in a manner not inconsistent with the Plan.

13.     Effective Date and Duration Of the Plan

        (a) Effective Date. The Plan shall become effective when adopted by the Board. Amendments to the Plan shall become effective when adopted by the Board. Shares may be issued under the Plan at any time after the effective date and before the dated fixed as the termination date of the Plan.

        (b) Termination. Unless sooner expressly terminated in accordance with the provisions of the Plan, the Plan shall terminate upon the earlier of (i) September 1, 2010, or (ii) the date on which all shares available for issuance under the Plan shall have been issued.

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14.     Provisions for Foreign Participation

        The Board may, without amending the Plan, modify stock issuances granted to participants who we foreign national or employed outside the United States to recognize differences in laws, rules, regulations or customs of such foreign jurisdiction with respect to tax, securities, currency, employee benefits or other matters.

15.     Registration of Shares

        In the Board's discretion, the Board may agree with respect to any or all of the shares issued under the Plan, to prepare and file Registration Statements on Form S-8, which Registration Statements may include re-offer prospectuses as that term is defined in Form S-8, to register and continue to keep effectively registered for resale the shares issued as compensation under the Plan.

                                   Adopted by the Board of Directors
                                   July 26, 2000



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                    FILING SCHEDULE PURSUANT TO PARAGRAPH 2.
    INSTRUCTIONS TO ITEM 601 UNDER SECTION 229.601 EXHIBITS OF REGULATION S-K

        This 2000 Employee, Director, Consultant and Advisor Stock Compensation Plan was attached to all of the Plan 2000 Option Agreements.